UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2017

LUBY'S, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-8308 (Commission File Number)	74-1335253 (I.R.S. Employer Identification No.)
13111 Northwest Freeway, Suite 600 Houston, Texas (Address of principal executive offices)	77040 (Zip Code)

Registrant’s telephone number, including area code: (713) 329-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On December 11, 2017, Luby’s Inc. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Christopher J. Pappas, the Company’s President and Chief Executive Officer. The Employment Agreement was unanimously approved by the Executive Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) as well as by the Board.
The Employment Agreement provides for a term that begins on December 11, 2017 and expires on August 28, 2019, unless earlier terminated, and provides Mr. Pappas with a base salary of $500,000 per year. Mr. Pappas may also receive an annual bonus, the amount of which shall be determined by the Board, or an authorized committee thereof, in its sole discretion.
Pursuant to the Employment Agreement, Mr. Pappas will devote his primary working time, attention, energies and business efforts to his duties to the Company. However, the Employment Agreement allows Mr. Pappas to (i) continue to serve in senior level management of non-cafeteria style restaurant businesses owned by his privately-held family company, (ii) serve as a member of the board of directors or board of trustees of his privately-held family company or other companies or not-for-profit entities, and (iii) make certain passive investments, provided that such activities do not conflict with the business and affairs of the Company or interfere with the ability of Mr. Pappas to perform the services and discharge the duties required by the Employment Agreement..
If the Employment Agreement is terminated by the Company without Cause, or by Mr. Pappas for Good Reason, the Company shall be obligated to pay Mr. Pappas his base salary, as well as any benefits in effect at the time of termination, for the remainder of the term of the Employment Agreement.
If the Employment Agreement is terminated by reason of the Death or Disability of Mr. Pappas, all compensation and benefits to Mr. Pappas under the Employment Agreement, other than Awards, the Company shall not be obligated to pay Mr. Pappas any compensation or benefits (other than payment of Mr. Pappas’ base salary in respect of the period through the date of death or termination).
Capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Agreement.
The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Compensatory Arrangements of Certain Officers.
On December 8, 2017, pursuant to the Luby’s Incentive Stock Plan, the Board of Directors approved grants of options to purchase the Company’s common stock for the following executive officers: Peter Tropoli, the Company’s Chief Operating Officer (107,571 options) and K. Scott Gray, the Company’s Senior Vice President and Chief Financial Officer (83,666 options). The exercise price of the stock options is the closing market price on the date of the grant, $2.82, and the options vest over three years: 50% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 25% on the third anniversary of the grant date. Vested options must be exercised within 10 years of grant.
 The Board also approved grants of the Company’s common stock in the form of restricted stock units to Mr. Tropoli and Mr. Gray. Mr. Tropoli received 39,894 shares of restricted stock units and Mr. Gray received 31,028 shares of restricted stock units. The restricted stock units fully vest and become unrestricted on December 8, 2020. The restricted stock is valued at the closing price of the Company’s Common Stock of $2.82 per share on December 8, 2017.

Item 9.01.
Financial Statements and Exhibits.
10.1 Christopher J. Pappas Employment Agreement
10.2 Form of Incentive Stock Option Award Agreement
10.3 Form of Restricted Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2017                        LUBY'S, INC.

By: /s/ Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.        Description
10.1 Christopher J. Pappas Employment Agreement
10.2 Form of Incentive Stock Option Award Agreement
10.3 Form of Restricted Stock Unit Agreement